Bandi & Associates PLLC

1330 Avenue of the Americas, Ste 2300, New York, New York 10019

Tel: +1 347-759-4143; Email: di.ban@bandilaw.com

Di Ban

Dated: July 7, 2026

FJHL Inc.

8, The Green, Suite B, Dover, Kent DE 19901

Re: FJHL Inc. – Regulation A Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as special counsel to FJHL Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Offering Statement on Form 1-A (the "Offering Statement") under Regulation A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale by the Company of 10,000,000 shares of its common stock, par value $0.0001 per share (the "Shares").

In rendering this opinion, we have reviewed: (a) the Delaware General Corporation Law, to the extent deemed relevant to the matters opined upon herein; (b) true copies of the Articles of Incorporation of the Company and all amendments thereto; (c) the By-Laws of the Company; (d) selected proceedings of the board of directors of the Company authorizing the issuance of the Shares; (e) certificates of officers of the Company and of public officials; and (f) such other documents and matters as we have deemed necessary and appropriate for purposes of this opinion.

We have assumed: (a) that the Offering Statement and all corresponding exhibits (collectively, the “Documents”) have been duly authorized and executed; (b) that the persons executing the Documents had the legal capacity to do so; and (c) that the persons identified as officers of the Company are duly serving in such capacities and that any Shares issued pursuant to the Offering Statement will be properly authorized by the Company.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Offering Statement, will be validly issued, fully paid and non-assessable.

We have not been engaged to examine, nor have we examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information contained therein or the compliance thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and we express no opinion with respect thereto. The foregoing opinion is limited solely to the Delaware General Corporation Law, and we express no opinion as to the laws of any other jurisdiction or the federal laws of the United States, except as specifically set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Bandi & Associates PLLC

By: /s/ Di Ban

Di Ban

Email: di.ban@bandilaw.com

Tel: 347-759-4143

Attorney at Law